ACCEPTANCE OF APPOINTMENT AS DIRECTOR
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I, HENRY C. CASDEN, having been appointed a Director of CYBERSPACE VITA, INC. a
NEVADA corporation, do hereby accept said position, effective as of the time of my appointment on October 1, 2007.

DATED this 1st day of October, 2007

                                                           /s/ Henry C. Casden
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                                                           DIRECTOR